               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           FORM 8 - K

                         CURRENT REPORT


Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of
1934.

Date of Report (Date of earliest event reported): March 23, 2005
                                                  ----------------

                      Alfa International Corp.
    ------------------------------------------------------
    (Exact name of registrant as specified in its charter)




   New Jersey               0-17264           22-2216835
----------------         -------------      ---------------
(State or other          (Commission        (IRS Employer
jurisdiction of           File Number)       Identification
incorporation)                                  Number)



  350 Fifth Avenue, Suite 1103, New York, N.Y.           10118
  --------------------------------------------------    ----------
    (Address of principal executive offices)           (Zip Code)




Registrant's telephone number, including area code  (212)563-4141
                                                    --------------










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Item 7.01  Regulation FD Disclosure
-----------------------------------

     On March 23, 2005 Alfa issued a press release regarding the approval by the Sultanate of Oman for the "Qutopia" Project, a substantial real-estate project in Oman by Journey of Light, Inc.("JOL"). As previously disclosed Alfa has the option to acquire JOL.

The Qutopia project at Muscat, Oman is planned to be an integration of cultural, educational and entertainment activities including hotels, commercial and residential components and a theme park and exhibitions - all of which will be owned and operated by JOL. Additionally, it includes the construction and sale by JOL of approximately 2,000 residences. It will be located on land provided by the Sultan of Oman in the Seeb area which is nearby the Muscat International Airport and adjacent to the largest ongoing government sponsored tourist development in the country - The Wave Project.

Qutopia's development and construction costs are presently estimated at $1.048 billion. The 2,000 residences will account for approximately $700 million of that cost. It is presently estimated that these residences will be sold for approximately $1.2 billion, based upon current market conditions for similar homes in Oman. The approximately $350 million balance of the construction costs will be utilized to build various hotel, retail and rental property businesses to be owned and operated by JOL.

In addition to providing the 800,000 square meters of prime land for the project, the Government has indicated its willingness to be a financial investor with JOL in the Qutopia project.

The implementation of Qutopia in Oman has no effect on JOL's contractual agreement with the State of Qatar - where negotiations continue to be ongoing.


Item 7.  Exhibits

     (c) Copies of the press release dated March 23, 2005 and the letter to JOL from the Minister of Tourism (in pdf and word format)are attached hereto as Exhibits A, B and C.


                           SIGNATURES
                           ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 23, 2005


                              ALFA International Corp.
                              ------------------------
                                   (Registrant)



                              BY: /s/ Frank J. Drohan
                                  -----------------------
                                   Frank J. Drohan,
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer